Exhibit 10.34

AMENDMENT 2024-2

MERCURY GENERAL CORPORATION PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, effective March 1, 2022 the Company adopted Amendment 2022-1 to reduce the maximum Compensation Deferrals and After-Tax Contributions from 80% to 50% of Compensation; and

WHEREAS, the Company intended to permit Participants to elect an aggregate combined percentage of 80% of Compensation Deferrals and After-Tax Contributions (while applying the 50% limit separately to Compensation Deferrals and After-Tax Contributions); and

WHEREAS, the Company now wishes to amend the Plan retroactively to March 1, 2022 to conform to the above intent and to conform to the terms of the Plan to its operations; and

WHEREAS, this Amendment 2024-2 is consistent with IRS Notice 2023-43 and serves as a self-correction of the operational defect (if any) resulting from permitting Participants to continue to elect aggregate contributions of 80%.

NOW, THEREFORE, the Plan is amended, effective March 1, 2022, as follows:

Section 3.2(a) of the Plan is amended by revising the first paragraph thereunder to read as follows:

“Effective March 1, 2022, each Participant who meets the requirements of Section 2.1(b) may elect Compensation Deferrals and/or After-Tax Contributions in the manner prescribed by the Committee in whole percentages from 1% to 50% of the Participant’s Compensation for each payroll period, subject to (x) the limitations in Sections 3.1, 3.5, 3.6 and 5.1, (y) the limitation that a Participant’s After-Tax Contributions for a Plan Year cannot exceed the dollar limitation described in Section 5.1(b) for the Plan Year, reduced by (1) the Compensation Deferral limitation described in Section 3.5 for the Plan Year, and further reduced by (2) the Company Matching Contribution that would apply in the event the Compensation Deferral limitation in Section 3.5 is attained, and (z) the limitation that a Participant’s aggregate combined Compensation Deferrals and After-Tax Contributions may not exceed 80% of the Participant’s Compensation. Compensation Deferrals shall be credited to the Participant’s Compensation Deferral Account (except that Compensation Deferrals that are designated by the Participant as Roth Deferrals shall be credited to the Participant’s Roth Deferral Account instead of the Compensation Deferral Account), After-Tax Contributions shall be credited to the Participant’s After-Tax Contributions Account, and each shall be made in accordance with rules established by the Committee. The Committee may require or permit elections by means of electronic media in accordance with Section 2.6.”

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment 2024-2 to the Plan this 22nd day of October, 2024.

MERCURY GENERAL CORPORATION

By: /s/ Theodore R. Stalick

Its: SVP-CFO